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                                                                   EXHIBIT 23(d)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Proxy Statement/Prospectus of American General Corporation for the registration of shares of its common stock to be issued pursuant to the Merger Agreement by and among American General Corporation, Texas Stars Corporation, and USLIFE Corporation and to the incorpora tion by reference therein of our report dated February 14, 1997, with respect to the consolidated financial statements of American General Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, and our report dated March 19, 1997 with respect to the related financial statement schedules included therein, all filed with the Securities and Exchange Commission.

                               ERNST & YOUNG LLP

Houston, Texas
May 14, 1997